Exhibit 99.1

Force Protection Inc.

First Quarter 2009 Earnings

May 11, 2009

Operator:                                                                                                                                       Greetings and welcome to the Force Protection First Quarter 2009 Earnings conference call.  At this time all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference please press star, zero on your telephone keypad.  As a reminder this conference is being recorded.  It is now my pleasure to introduce your host, Mr. James Palczynski of Integrated Corporate Relations.  Thank you, Mr. Palczynski.  You may begin.

James Palczynski:                                                                                      Thank you, operator.  Good morning, everyone, and thank you for joining us.  Before we get started with this morning’s conference call I’d like to read the company’s Safe Harbor language.

Certain statements in today’s call contain forward-looking statements that are not historical facts, including statements about beliefs and expectations.  These statements are based on beliefs and assumptions of Force Protection’s management and on information currently available to management.  These forward-looking statements include among other things the growth and demand for our vehicles, including the tactical support vehicle, the Force Armor kits, and the M-ATV Cheetahs, the plans and expectations regarding Force Dynamics, our ability to develop new technologies and products and the effectiveness of these technologies and products, the execution of our business strategy and strategic transformation, including ability to right-size our manufacturing base, diversify the range of product offerings, and utilize world class partners, and our expected financial and operating results, including revenues and cash flow for future periods.

Forward-looking statements speak only as of the date they are made and we undertake no obligation to update any of them publicly in light of new information or future events.  A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include but are not limited to the ability to effectively manage the risks in our business, the ability to develop new technologies and products, and the acceptance of these technologies and products, the ability to obtain new orders for its vehicles and products, the impact of the rate of operations in Iraq, timing and nature for financial resolution of our previously disclosed accounting issues, our ability to identify and remedy its internal control weakness and deficiencies, and other risks and factors and cautionary statements listed in our periodic reports filed with the SEC, including the risks set forth in our annual report on Form 10-K for the year ended

December 31, 2008, and as updated in the quarterly report on Form 10-Q for the period ended March 31, 2009.

I’d like to now turn the call over to Michael Moody, Force Protection’s Chief Executive Officer.

Michael Moody:                                                                                                 Thank you, James.  Good morning and thank you for joining us on our first quarter 2009 earnings call.  With me today is Charlie Mathis, our Chief Financial Officer and Damon Walsh, Executive Vice President and Force Dynamic’s Managing Director.

I’d like to start with some remarks about our first quarter results and then discuss the two recently announced senior appointments at Force Protection.  I’ll then ask Charlie Mathis to discuss in detail the financial results for the first quarter.  I’ll conclude our presentation by covering developments since our previous call and addressing the M-ATV competition.  When we’ve completed these remarks we will, of course open up the call to your questions.

I’d like to commence by saying that we are reasonably satisfied with the quarter’s financial results.  These results show continued strengthening of service and support revenues and reflect the expected lower vehicle production with the completion of MRAP deliveries and a reduction in deliveries of Buffalo as we transition to the Buffalo A2.  The after tax income showed some improvement over the same quarter of last year even though net sales were, as we expected, significantly lower.  The gross margin of 20% was pleasing.  However, general and administrative expenses continue to be high and we again incurred large non-recurring expenses in this category in the first quarter.  The balance sheet is strong.  We continue to work on improving our working capital efficiency and particularly in the areas of accounts receivable and inventory.

Charlie Mathis will discuss these results in more detail following these additional comments that I wish to make.  As we are beginning to transform our business to incorporate a broader range of products and a broader range of customers we are focused on three keys to success.  These three keys to our success are to drive innovation in survivability solutions, to develop and provide the highest quality, most cost-effective products to our customers, and to maximize total life cycle support opportunities.

I’m a firm believer that an important foundation to success is to put in place strong and successful leaders and to provide them with the resources and authority to perform.  Over the last 12 months we’ve certainly made a number of hires that have strengthened the company.  However, since the beginning of April we’ve made significant senior hires in two of the most important areas for the company and its success.

On April 6th Randy Hutcherson joined us as Executive Vice President of Programs, Global Sales, and Business Development.  Randy served our country as a marine for 26 years and retired in 2002 with the rank of Colonel at the Marine Corps Office of Legislative Affairs.  Prior to joining Force Protection, Randy was with EADS North America, as Vice President Tanker Programs, and prior to that as Vice President, Rotocraft Programs, also at EADS.  At Force Protection Randy reports directly to me and his responsibilities cover all global business development activities around our platforms, program management, and all of our communication and activities related to our customers and government affairs efforts.

Retired Major General James Grazioplene joined Force Protection as Executive Vice President Total Life Cycle Support on May 4th, and also reports directly to me.  General Grazioplene is a graduate of West Point and served 32 years in the United States Army, retiring in 2004 as Major General, Director of Force Development, Office of the Deputy Chief of Staff in the Pentagon.  Before joining Force Protection, Jim was with KBR, Inc. as Vice President, Global Programs in the Government and Infrastructure division.  General Grazioplene is a military and civilian leader with experience directing high performance systems and services solutions.  Both these gentlemen bring great skills, relationships, and experience to Force Protection in their areas of responsibility.  In addition, of course, they are valuable members of our small executive committee as we continue to transform Force Protection.

When we announced the appointment of Randy Hutcherson in early April, an analyst wrote, “his hiring demonstrates the compelling opportunities Force Protection offers for experienced executives in the defense industry.”   With Jim Grazioplene coming on board, we can see how true this is.

We are focused on expense reduction and are particularly conscious of the expense of adding two senior executives.  However, it’s difficult to see a better use of our resources than on our experienced executives who are responsible for our relationships with current and prospective customers, and who are focused on building our backlog of funded orders.  These important hires are in investments in our future.

I’ll reserve my additional comments for closing.  Now I’d like to turn the call over to Charlie Mathis to discuss the financials.

Charles Mathis:                                                                                                    Thank you, Michael, and good morning to everyone.  For the first quarter ended March 31, 2009 net sales were $184.7 million versus

$403 million in the first quarter of 2008.  The reduction in net sales was primarily attributed to the $196.4 million of vehicle shipments in the first quarter of 2008 by General Dynamics Land Systems at zero gross margin.  There were no vehicle sales by GDLS in the first quarter of 2009.

For the quarter we delivered a total of 136 Buffalo, Cougar, and Cheetah vehicles versus 779 total vehicles in the first quarter of 2008.  Of the 779 vehicles delivered in the first quarter of 2008, 421 were the Cougar vehicles delivered by General Dynamics Land Systems.

Also as we mentioned in the last conference call, we are transitioning to the new A2 Buffalo model which has caused a temporary interruption in the pace of new Buffalo shipments.  This resulted in our shipment of only 12 Buffalos in the first quarter of 2009 versus 24 in the first quarter of 2008.  We expect to see Buffalo deliveries increase to normal production levels by the end of the second quarter of 2009 as we resolve the technical issues with the enhanced A2 model and catch up on deliveries.

We delivered 122 Cougar variants in the first quarter, primarily Mastiff and Ridgeback to the UK MOD.  We now have substantially completed both of these programs.

Net sales for spare parts and logistics services increased to $117.3 million in the first quarter of 2009 compared to $28.7 million in the first quarter of 2008.  This broad grouping, which we also refer to as Total Life Cycle Support, includes spare parts, field service and support, training, sales of Force Armor external ballistic kits, ILAV support services, and modernization efforts.  These revenues were strong for the quarter, including approximately $8 million of new Force Armor kits.  Furthermore, we have not seen a draw-down in activity in theatre that would impact our service and support revenues in the very near term.  In addition, this month we will open our new training center in Roxboro, North Carolina.  Although training revenue is expected to be less than 5% of total revenue for the current year we believe that we can greatly expand on this revenue stream in future years.

Also in the second quarter we began delivering the recently awarded modification kits for the independent suspension systems.  These revenues are also recognized in the category of Total Life Cycle Support.  With the recent successes in winning orders in this area, and greater visibility to 2009, we now expect revenues for Total Life Cycle Support to be significantly higher than our earlier indication of approximately $260 million.  2009 Total Life Cycle Support revenues are now expected to exceed $450 million.

Our gross profit margins for the quarter increased by 10.5 percentage points to 20% for the first quarter of 2009 versus 9.5% gross margin for the first quarter of 2008.  This resulted from decreased GDLS subcontract activity, in which we recognized no gross profit in the first quarter of 2008, a continued shift in our revenue mix to service and support, productivity efficiencies, and lower write-downs of inventory.

First quarter 2009 gross margins were negatively impacted by additional costs related to the Buffalo A2 transition and the cost to produce the initial M-ATV production representative vehicles.  These initial two M-ATV vehicles were sold to the US government at a pre-determined amount of $500,000 each.  The cost to develop, engineer, produce, and test these prototype vehicles were significantly higher than the sales price.

For the quarter, total general and administrative expenses were $20.9 million versus $24.6 million in the first quarter of 2008.  Several large expenses that were incurred in 2008 did not reoccur in 2009, including a $4.9 million impairment charge at our Roxboro facility, and a $1.5 million initial investment in the important work with the Medical University of South Carolina for brain trauma research.  In the first quarter of 2009 we incurred approximately $1 million of non-recurring legal expenses, and $3.2 million of expenses related to the re-audit of 2006 financial statements.  We are pleased that the 2006 re-audit work is behind us and our Form 10-K for 2008 was filed on a timely basis and included financial statements for 2006, 2007, and 2008, all of which have been audited by Grant Thornton.

Overall excluding unusual non-recurring expenses, we remain challenged at reducing those expenses significantly year-over-year.  In addition we are committed to growing the business and we will be incurring additional G&A expenses going forward relating to the expansion of business development, global sales and marketing, and total life cycle support.

Total research and development expenses during the quarter were $4.6 million versus $2.9 million in the year-ago quarter.  This increase was primarily associated with the further development work on the M-ATV and Wolfhound Tactical Support Vehicles, as well as other product development initiatives.  We remain committed to funding research and development programs that may lead to new revenue streams, like Force Armor, the Wolfhound and M-ATV.

For the first quarter of 2009 operating income was $11.4 million versus $10.8 million for the first quarter of 2008.  Our first quarter 2009 effective tax rate was 34.4% compared to 37.4% in the first quarter of 2008, principally arising from the benefit of research and development tax credits.

Earnings per diluted share for the first quarter of 2009 were $0.11 on net income of $7.4 million versus $0.10 per diluted share on net income of $7 million in the first quarter of 2008.

We generated $14.2 million in cash flows from operating activities in the first quarter of 2009 compared to $3.1 million in the first quarter of 2008.  This change was primarily due to a decrease in working capital of approximately $5.7 million in the first quarter of 2009 compared to an increase of working capital of approximately $3.9 million in the first quarter of 2008.  The main drivers of working capital changes in the first quarter 2009 were an increase in accounts receivable of 13.9 million, resulting primarily from the timing of sales as a higher portion of the first quarter 2009 shipments that were made near the end of the period in comparison to the fourth quarter of 2008.  The net increase in inventories of $12 million resulted primarily from the purchase of raw materials and supplies to support production requirements for new contracts, including Buffalo A2 vehicles, Force Armor kits, Wolfhound tactical support vehicles, and M-ATV low rate initial production.  There was an increase in prepaid income taxes of $10.3 million resulting from an estimated federal income tax payment made during the first quarter of 2009.

More than offsetting these increases in working capital were an increase in accounts payable of $8.3 million primarily resulting from the timing of purchases and related payments, an increase in the amount due to the United States government of $19.4 million, primarily to increased definitization reserves, vehicles sold under FMS contracts and MRAP related spare parts sales. Also, an increase in advance payments on contracts of $14.2 million, primarily resulting from customer advances received on a contract for Force Armor kits.

Total capital expenditures were $3.1 million for the quarter versus $6.2 million in 2008.  We continue to see modest capital expenditure levels for the remaining of 2009 at a rate consistent with the expenditures in the first quarter.  In addition to this, we invested $2.1 million in our new UK joint venture Integrated Survivability Technologies in the quarter.

Cash as of the end of the first quarter stood at $119.8 million, up from $111 million as of year end 2008.  With that I’d now like to turn the call back over to Michael.

Michael Moody:                                                                                                 Thank you, Charlie.  As I indicated earlier, I’d like now to discuss some recent developments, particularly as they relate to the strategic direction we’re setting for Force Protection.

Last month the Marine Corps Systems Command placed a $158 million order for independent suspension upgrades for approximately 1,500 in service Cougars destined for the rugged off-road terrain of Afghanistan where improved mobility is essential.  Working with Oshkosh Defense who are supplying their TAK-4 suspension package as part of this upgrade, and engineers from the MRAP joint program office, Force Protection brought its considerable expertise in survivability solutions to ensure that the improved mobility that is required could be achieved without compromising the survivability of our excellent vehicles.  General Conway, the Commandant of the Marine Corps, clearly recognizes the benefits of these upgrades.  In his public comments less than two weeks ago he said, “we don’t need any more MRAPs in the Marine Corps.  We’ve got something akin to 2,200 right now.  So we would much rather see a program where we re-design those that we have and gain long-term utility with those vehicles.  We will be able to revolutionize the remainder of our CAT-1 fleet so that the long-term use of MRAPs in the Marine Corps is going to be very positive, and we can do it all at a fraction of the cost.”

There are two important aspects of this award and the Commandant’s comments that give a view of the future for Force Protection.  First, producing a solution that achieves the mobility required while preserving the survivability of our vehicles demonstrates the value of Force Protection as a leader in survivability solutions.  We currently have great expertise and capability in this area and are continuing to strengthen and expand this core competency.  Secondly, the success of Force Protection and those we collaborated with in providing this solution demonstrates the flexibility of our vehicles and the substantial opportunities to enhance and modernize the fleet.

Force Protection vehicles are known for their survivability.  Just as important are their sustainability and the ability to enhance and modernize them.  This will keep our vehicles relevant to the evolving conditions they are facing and relevant to our customers.

On April 6, 2009, just prior to the announcement of the independent suspension upgrade award, we announced the formation of our 50/50 joint venture with NP Aerospace in the United Kingdom.  This joint venture is called Integrated Survivability Technologies as Charlie said, or IST, and has been established to be the face to the United Kingdom Ministry of Defence to deliver fully integrated solutions to this customer.  IST has received an award not to exceed $123 million to supply 97 Wolfhound Tactical Support Vehicles to the United Kingdom Ministry of Defence.  The development of the Wolfhound, which went from design to prototype in just 90 days and from prototype to delivery order in six months, is an excellent example of our ability to meet evolving needs rapidly.

The Wolfhound award represents the first direct commercial sale of a Force Protection product to a foreign government.  Additionally, Force Protection and NP Aerospace, working together through IST, are delivering a fully integrated solution to our customer.  This is exactly what the United Kingdom Ministry of Defence wants.

A further recent development I’d like to discuss is the establishment of the Force Protection training center at our Roxboro facility in North Carolina.  Charlie has already mentioned that this facility will be opened at the end of this month.  It is being put in place in response to customer demands and to fully support our end users.  The facility will provide maintenance training and extensive on and off-road driving experiences.  As Charlie has indicated, the expected revenues in 2009 are modest, however we see this facility as fulfilling broad training needs for a wide range of vehicles and customers.  We anticipate that we will continue to develop this facility and add to its capability and that it will become an important part of Force Protection’s business in the future.

As we look at important recent developments I would also like to point out that the first quarter of 2009 saw the first significant deliveries of Force Armor.  This solution and the ongoing work that we are undertaking in this area are the products of our strategy to innovate survivability solutions which address evolving threats.

I know there’s great interest in the M-ATV competition.  I’d like to comment on that before concluding.  As Force Dynamics, with our partner General Dynamics Land Systems, we are certainly very pleased to continue to be in consideration for M-ATV.  The competition is very intense and we’re doing everything we can to win a production order.  Our M-ATV Cheetah is a very capable vehicle and Force Dynamics has produced a first class submission.  This submission covers the capabilities of the vehicle itself as well as our production and pricing plans, technical documentation, the extremely capable C4ISR integration systems from Raytheon and service and support plans.  It’s a strong submission.  M-ATV is important, and as I said, we’re doing everything we can to win.

However, the greatest value to Force Protection is for there to be longer term demand for Cheetah as opposed to a single shot order.  The Cheetah appeals to a number of customers and we’re pursuing other sales opportunities in addition to our efforts to win a production award under the M-ATV program.  As I said at the start of this call, Damon Walsh, the Force Dynamics Managing Director is here, and he or I are happy to answer your questions on M-ATV.

To summarize, this year to date has shown good progress.  We are reasonably satisfied with the results for the first quarter of

2009 and have taken significant steps to strengthen our leadership team.  Recent orders demonstrate our success in keeping our current fleet of fielded vehicles relevant and in leading the activities to enhance and modernize them.  We have put in place new partnerships.  Importantly we continue to explore new ways of working with our customers to provide them with complete solutions they are looking for.  Every day we maintain our focus on developing our core competency as the provider of the best survivability solutions.  I’d like now to invite your questions.

Operator:                                                                                                                                       Thank you.   We will now be conducting a question-and-answer session.  If you would like to ask a question please press star one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star two if you would like to remove your question from the queue.  For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys.  Our first question is from the line of James McIlree with Collins Stewart.  Please state your question.

James McIlree:                                                                                                        Yes, thanks.  Good morning.

Michael Moody:                                                                                                 Good morning, James.

James McIlree:                                                                                                        Can you talk a little bit about the delay to the A2 and what that implies for the deliveries in Q2?

Michael Moody:                                                                                                 As, Charlie, I think had indicated, we expect by the end of Q2 to get up to our normal production rate, which is at the order of about 15 vehicles a month.  The delays are really around the introduction of a very substantially changed and enhanced variant.  So what we’ve done as we’ve worked with the government is had the vehicles tested and implemented and improved the vehicle as a result of their testing.  So there was some visibility to this earlier, I think we’ve seen it clearer during the first quarter, but certainly we believe that the benefits of the testing have been incorporated in the vehicles.  It’s now a question of pushing forward to this production level as I said by the end of the second quarter.

James McIlree:                                                                                                        So the issue has been in your production not necessarily with the supplier that you need to work out?

Michael Moody:                                                                                                    Well, I suppose it’s the total of the production chain, because what has happened as the work has been undertaken on testing, there have been some modifications and changes, and that’s impacted our production but also the supply of raw materials.  So it’s really just bringing those elements together to ensure that we deliver them as a capable vehicle to the customer.  So it’s the whole production process.

James McIlree:                                                                                                        Okay.  And so the deliveries in Q2 would be it sounds like a little bit above Q1 but not significantly greater?

Charles Mathis:                                                                                                    They could be back to, certainly over 20 for the quarter.  I think pretty safe to think they would be in that range.

James McIlree:                                                                                                        Okay, great.  And I just want to make sure the backlog certainly does not include the 97 unit Wolfhound order that you received, nor the three units from Hungary, correct?

Michael Moody:                                                                                                    That is correct. Those orders were after the end of the quarter.

James McIlree:                                                                                                        Okay, great.  And—yes, I think that’s it.  Thank you.

Michael Moody:                                                                                                    Thank you, James.

Operator:                                                                                                                                       Our next question is from the line of Joe Maxa with Dougherty and Company.  Please state your question.

Joe Maxa:                                                                                                                                      Thank you, and good morning.

Michael Moody:                                                                                                    Good morning, Joe.

Joe Maxa:                                                                                                                                      I’m looking at this M-ATV and you talked about other opportunities, and I do understand that you’re building some ahead of a potential award.  If you were to not participate in the M-ATV program do you expect you could sell those Cheetahs relatively quickly?

Michael Moody:                                                                                                    We certainly do. That’s my view and that’s one of the reasons that we’re comfortable to build them.  Damon might like to comment on that as well.

Damon Walsh:                                                                                                            Joe, I think there’s a number of potential customers that are interested, primarily overseas, that are interested in a lighter weight vehicle that provides the same level of protection.

Joe Maxa:                                                                                                                                      And what do you think the overall opportunity is internationally for your Cheetah?

Damon Walsh:                                                                                                            I guess I would characterize it as substantial.  I’m certainly not going to put a number on it, but I would say substantial.

Joe Maxa:                                                                                                                                         Okay, that’s helpful.  And then looking at the margins based on what you said in Q1 and some of the maybe some non-recurring cost, should we be looking for in excess of 20% going forward?

Charles Mathis:                                                                                                       Joe, this is Charlie.  I think the, the 20, low 20s is what we’ve been saying.  There was some of that non-recurring in there but again, I think you have to look at this quarter as being somewhat representative of what we’re looking at in gross profits. We’re continuing to look to ways to improve on those gross profit margins and there’s a number of programs and tasks in place to do that. But currently the—this is somewhat the run rate I would anticipate going forward.

Joe Maxa:                                                                                                                                         And are you still targeting the 5% net margin?

Charles Mathis:                                                                                                       We’re targeting to try to get the operating expenses down.  And we’ve had some challenges there from the G&A side.  We think that we should be able to get the 5% and the net income basis or higher.  And that’s what we’re working on every day in order to improve the profitability.

Joe Maxa:                                                                                                                                         I just want to talk a little bit about the spare parts and logistics.  Given the outlook, do you look at more back-end loaders for the year and Q2 coming down a little bit?  Or, should we see more of a flattening of your, of that revenue line?

Charles Mathis:                                                                                                       I think you’re likely to see the second and third quarter probably stronger due to the deliveries of, starting deliveries of these independent suspension kits.  And then there could be some tapering off in the fourth quarter.  That’s where we have less visibility.  So the Force Armor and the suspension kits are due to ship in the second and third quarter, and unless there are delays or something there, we look for those quarters to be stronger than the fourth.

Joe Maxa:                                                                                                                                         And then on the production side, does it look like, at least all the orders you have to date or currently should ship by the end of Q3, excluding the Buffalo?

Michael Moody:                                                                                                       Excluding the Buffalo, yes.  Yes, that’s correct, excluding  the Buffalo.

Joe Maxa:                                                                                                                                         Okay, that’s it for me. Thank you.

Michael Moody:                                                                                                       Thank you very much.

Operator:                                                                                                                                          Our next question is from the line of Jackson Spears with the Robins Group.  Please state your question.

Jackson Spears:                                                                                                     Charlie and Michael, that was a terrific first quarter in light of what’s going on.  Could you give us some color with the G&A expense level?  I assume it will be in the 16, 17 million level rate in the second quarter and beyond if you exclude the one-time cost.

Charles Mathis:                                                                                                       Yes, Jackson, that’s what we’re looking at, type of G&A expenses.  As we mentioned, as Michael mentioned, we have brought on additional resources in order to look to grow the company in the future.  So I would say, yes, that’s the range that we’re talking about there.

Jackson Spears:                                                                                                     Michael, could you give us some color on your diversification strategy, whether it would be in partnerships or acquisition?  And how far along are you in that, realizing some significant new opportunity?

Michael Moody:                                                                                                     Certainly.  Obviously some of the partnerships that we already have in place, the longer term partnership with General Dynamics, what we have just announced with NP Aerospace, are important to us and we will work with those partners and seek to maximize those opportunities.  But the future of our business is by no means just around partnerships.  We are looking extensively at other opportunities to develop the business of Force Protection in our own right.  We are undertaking some initial work in terms of finding linked opportunities and I think we’ve talked to the shareholders before about what we would call linked solutions, business opportunities where we can broaden our business but they are directly linked to our survivability solutions.  That work is certainly actively underway. I’m not sure that I can comment specifically on when that might produce anything, but it is, it’s certainly one of our areas of significant attention.

Jackson Spears:                                                                                                     Lastly, Charlie, on the R&D level, that seemed a little bit higher in the first quarter.  Do we expect that number to come down in the second quarter and beyond?

Charles Mathis:                                                                                                    There were a lot of expenses related to the M-ATV submission and the development efforts that are continuing, ongoing there with the M-ATV and Cheetah.  It was a little higher than we had actually planned for but there’s a lot of initiatives in the R&D that are currently being looked at, and as long as those projects we believe are going to turn into a revenue stream we’ll continue to fund. And so I’m not sure that the R&D funding will go substantially down from that level.

Jackson Spears:                                                                                                     Thank you, guys.  And again, good quarter.

Michael Moody:                                                                                                       Thank you very much.

Operator:                                                                                                                                          Our next question is from the line of Marc Robins with the Robins Group.  Please state your question.

Marc Robins:                                                                                                                      Hey, thank you very much.  Again, I’m going to add my congratulations to Jack’s positive comments.  A couple of questions.  We were talking about spares and repairs and the suspension work, and right now you’ve got 700 vehicles on loan to the Army or the Marines have them on loan to the army in Afghanistan.  Are you doing the repair work on those vehicles?

Damon Walsh:                                                                                                               Marc, this is Damon. We’re doing some of them where they fall in on RFOVs.  But I think the bulk of the work depending, it all depends on where they are physically.  Some of it might be done by ManTech.  You’re talking about the actual physical repair, turning wrenches on vehicles?

Marc Robins:                                                                                                                      Yes, sir.

Damon Walsh:                                                                                                               Yes,—it depends on where they fall in.  Some of it might be ManTech.  Some of it might be us.  Some of it might be, it might be other MRAP OEMs, because remember under the MRAP program they cross-trained all the FSRs so that they could work on anybody’s truck.

Marc Robins:                                                                                                                      Okay.  I was just thinking that as we get into the fighting season there might actually be a further increase in your repair and support work during the second and third quarter as things pick up in Afghanistan this summer.

Michael Moody:                                                                                                        One of the things we believe is going to happen, we’ve seen some indications already, is that I think that we could see some demand for additional field service representatives.  Certainly we’re getting those indications.  There’s a substantial supply of spare parts themselves.  Obviously all of the equipment around this independent suspension upgrade.  But we believe that there will be a number of our additional FSRs added as well.

Marc Robins:                                                                                                                      Got you.  Let’s talk just for a second on the Cheetah situation.  Damon, you mentioned foreign orders, and that’s very interesting and great.  But originally the Marines were looking at the Cheetah and in fact I think it was Commodore Conover who was driving one around the plant and was very excited about that. Have they kind of abandoned that as an opportunity or—because the Cougar was a great vehicle once in, but they needed something faster and quicker.  Has that been abandoned or is there a possibility still there too?

Michael Moody:                                                                                                       Absolutely not.  One of the things that was important about General Conway’s comments, and he was actually the gentlemen who drove the vehicle when he was here, was that there was a recognition for the

Marines, and we think that they’re requirement is far broader than that, for a lightweight vehicle, significantly lighter than the M-ATV, that provides the level of protection, the MRAP level of protection with the mobility and fits well with the expeditionary mission that the marines have.  Certainly the Cheetah meets that.  Not at 25,000 lbs gross vehicle weight, but the Cheetah does and those discussions are actively being pursued.

Marc Robins:                                                                                                                      And it mattered that the light, much lighter weight back in November.  Wasn’t that about, 16,000 lbs or something?

Damon Walsh:                                                                                                               Yes, 16,000 lbs is what went through the blast certification at Aberdeen.  Sorry, Marc.  This is Damon in case you can’t tell me from Mike.

Marc Robins:                                                                                                                      I figured that.  Thank you, Damon.  Let’s talk about Force Armor for just a second.  I know what’s going on, Force Protection equipment.  I think I understand it to be going on the Oshkosh M-ATV vehicles.  Is there any other additional prospective work out there that’s inline for Force Armor?  And by the way, congratulations for the $8 million in shipments in the last quarter.

Michael Moody:                                                                                                       Thank you.  Yes, it is on the Force Dynamics M-ATV and the Oshkosh.  You’re correct in that.  We are having discussions with a number of OEMs around the use of Force Armor on other vehicles. It continues to be a very interesting opportunity for us.

Marc Robins:                                                                                                                      And currently the only other armor that is known to be resilient against the EFP is, well, the government’s own, is that not correct?  Or is there something new?

Damon Walsh:                                                                                                               There’s talk of other armor but none that we know of yet. That doesn’t mean it isn’t out there.  We just don’t know it yet.

Marc Robins:                                                                                                                      Okay. And then lastly, Charlie, can you give us an update on blast mitigation?

Charles Mathis:                                                                                                       Blast mitigation, as I said, we got a number of R&D projects that we’re funding.  That’s a project that we’re continuing to fund as well as a lot of other initiatives out there.  So it’s still in R&D.

Michael Moody:                                                                                                       Let me just add something to that, Marc.  One of the things that we have done recently, there are many very interesting opportunities available to Force Protection in the research and development area, and we have now put in place a strong product development group at the senior level who look at these opportunities and give us the chance to allocate the resources to the ones which we think really can move this forward and benefit Force Protection.  So there’s more discipline and structure to this now and I think that it’s likely to put resources into the areas that will really pay off for us and our customers.

Marc Robins:                                                                                                                      Do we have a timeline, thoughts on a timeline?

Michael Moody:                                                                                                       Specifically in terms of that technology or generally?

Marc Robins:                                                                                                                      Just generally?

Michael Moody:                                                                                                       Generally, well, we’re working on a lot of things.  Just back to Force Armor, which I think is relevant as well.  I think it’s important to understand that Force Armor is a great solution, but we’re working actively to improve and enhance that and we’re working on other things as well.  There’s no reason that there won’t be new, over the next 12 or 18 months, a number of new products or developments or evolution of our products that will come forward.  It’s an ongoing process for us.

Marc Robins:                                                                                                                      Very well.  Thanks, gentlemen.

Michael Moody:                                                                                                       Thank you.

Operator:                                                                                                                                          Your next question is from the line of James McIlree with Collins Stewart.  Please state your question.

James McIlree:                                                                                                           Yes, thanks again.  Damon, can you give us an update on the expected timeline for the next few events for M-ATV?

Damon Walsh:                                                                                                               Yes, as stated by the PCO they’re going to request - they’re going to issue the fair opportunity request on or about the 19th of June.  I’m sorry, that’s when we submit it.  They’ll request it on the 15th, we’ll submit it on the 19th, and they’re planning the initial production delivery orders on or about the 26th of June.

James McIlree:                                                                                                           And so what’s happening between today and June 15, or 19, or 26?

Damon Walsh:                                                                                                               We’re in the process of the three vehicles we delivered on the 4th of May are undergoing both mobility and blast testing, additional testing from beyond what was done on the first two.  We have a team there of both, well, Force Dynamics has a team there in addition to the Raytheon folks that will be heading there in the next week or two to start working on the C4ISR integration.  And then we work off, as they conduct the tests, as questions arise, they issue questions to us and we respond to those so we work with them on continuing the tests.  In the meantime we’re continuing to scrub the production plan and the pricing to make sure we can put in the most competitive possible price when we submit our final offer.

Michael Moody:                                                                                                       So James, really there’s a more detailed testing and evaluation process that’s going on over these coming weeks.

James McIlree:                                                                                                           And so do you have the opportunity to revise the vehicle that you’re submitting or the three that they have right now, that’s it, and there’s no more changes that you could make.

Damon Walsh:                                                                                                               From this point forward any changes would have to be submitted via an engineering change proposal as part of our submission.  Bear in mind, we have the IDIQ now so it’s just like any other contract, sort of, in that we can submit any engineering change proposal we want at any time, and then we evaluate that in discussions with the government.

Michael Moody:                                                                                                        So that avenue is certainly open to us.

James McIlree:                                                                                                           As well as your competitors.

Michael Moody:                                                                                                       And our competitors, yes.

James McIlree:                                                                                                           Okay, great.

Damon Walsh:                                                                                                               We were hoping they hadn’t thought of that, James.

James McIlree:                                                                                                           Yes, well, you can always wish.  And then secondly on the spares and service business, Charlie, if I understand your commentary correctly, Q2 and Q3 are higher than Q1 primarily because of the independent suspension kits as well as Force Armor, and you’re kind of looking for the, let’s call it the core service business to trail off a little bit over the next few quarters just due to diminished activity.  Is that fair or am I overstating it?

Michael Moody:                                                                                                       I’m not sure trail off is the right expression.  I think that we still expect significant deliveries of spares under our core service and sustainment business.  As I said, we could see the call up of additional FSRs.  I think the point that Charlie made is before—we have as good visibility to the fourth quarter as we did with the second and third.  I certainly wouldn’t represent the trailing off.  I don’t think that’s great.

James McIlree:                                                                                                           Okay, so you’ll have, it sounds like then you’ll have continued strong core spares and then layer on top of that the Force Armor as well as the independent suspension kits.

Michael Moody:                                                                                                       Yes, that’s our view.

James McIlree:                                                                                                           Okay, great.  That’s very helpful, thank you.

Operator:                                                                                                                                          Our next question is from the line of Rob Takacs with SunTrust.  Please state your question.

Rob Takacs:                                                                                                                            Good morning, good morning, guys.  Great quarter.

Michael Moody:                                                                                                       Good morning.

Rob Takacs:                                                                                                                            Hey, Michael.  Could you provide as much color as you can into the—given the strong cash balance and accounts receivable, to the planned use of cash?  And if there’s any desire to expand beyond, you mentioned the training facility, but any other strategic targets in terms of expanding beyond vehicle manufacturing?  And when do the TSV shipments begin?

Michael Moody:                                                                                                       Let me talk about that first and then Charlie can talk about the TSV.  Certainly we are pleased that we have a strong balance sheet.  We have no debt or pension liabilities and a significant amount of cash.  Obviously in these economic circumstances we believe we need to hold a basic amount of cash but the levels of current cash are significantly above that.  We are in the process of transforming our company and the view of our company from purely a vehicle manufacturer to a company that is focused on survivability solutions.  We have a very broad view of that mission.  Certainly vehicles are an important part of it.  We have this wonderful heritage in 4,000 capable vehicles that are deployed and we can continue to evolve and develop those.  But we see there are many opportunities.  We talked about training.  I think there are significant opportunities, and as I said before, linked solutions, businesses that strengthen and enhance our survivability solutions and bring us a greater capability across-the-board.  So we are looking at that and we are looking at developing those businesses.

                                                                                                                                                                                                Some of that could involve acquisitions of businesses, the investment of cash in more R&D activities.  We see our cash is being devoted to those activities and not to additional capital investment in our core manufacturing capability.  It’s a fundamental decision that we’ve made as a company.  And in terms of the...?

Charles Mathis:                                                                                                       As far as the TSVs, we’re looking at deliveries in the second and third quarter.

Rob Takacs:                                                                                                                            Okay.  Thanks, guys, and again, great quarter

Michael Moody:                                                                                                       Thank you.

Operator:                                                                                                                                          Our next question is from the line of Joe Maxa with Dougherty and Company.  Please state your question.

Joe Maxa:                                                                                                                                         Thank you.  On the Buffalo, the ASPs look like they jumped up in the quarter to about 900,000 based on the 10Q.  Is that a price that’s sustainable or should we see that drop back down?

Charles Mathis:                                                                                                       It varies, the Buffalo, depending on the customer, depending on the options that they’ve ordered and numerous other variables that go into it.  I think that’s probably a pretty good price range there.

Joe Maxa:                                                                                                                                         So around 900,000.

Michael Moody:                                                                                                       Yes, I think that’s a number you can use.

Joe Maxa:                                                                                                                                         And we’re seeing the ASP for the Cougars start to tail off a little bit from last year’s levels.  I know obviously there’s some options but should we be looking at lower range with the—how does the Wolfhounds compare to maybe a typical ASP for your—the MRAP vehicles?

Charles Mathis:                                                                                                       Well, the deliveries in the first quarter were mainly on the Ridgeback to the UK, the Ridgeback, 4x4, and the number of the options that the other Cougars don’t have.  For example, they don’t have windows in the Ridgeback.  So that’s why the price point is lower.  So again, it depends on the variant of the Cougar vehicle.

Joe Maxa:                                                                                                                                         And so will the Wolfhound be a higher ASP?

Charles Mathis:                                                                                                       The Wolfhound would probably somewhat higher, a little bit higher than the Ridgeback.

Joe Maxa:                                                                                                                                         Okay, thank you.

Michael Moody:                                                                                                       Thank you.

Operator:                                                                                                                                          Thank you.  Our next question is from the line of James McIlree from Collins Stewart.  Please state your question.

James McIlree:                                                                                                           Like a bad penny.  So Charlie, when you account for the Wolfhound sales going forward that’s—that’s not going to be consolidated, correct?  You’ll just have an equity income line?

Charles Mathis:                                                                                                       That’s correct.

James McIlree:                                                                                                           Okay, and let’s assume the best on M-ATV.  Would it be the same for that?  You wouldn’t flow that through the P&L?  On a consolidated basis that also would be an equity line?

Charles Mathis:                                                                                                       That’s correct.

James McIlree:                                                                                                           Okay, thank you.

Operator:                                                                                                                                          Thank you.  There are no further questions at this time.  I would like to turn the floor back over to management for closing comments.

Michael Moody:                                                                                                       Thank you very much.  We certainly appreciate you being on this call today giving us the opportunity to outline our activities in the first quarter and obviously to answer your questions.  I’d just like to remind everyone that our annual shareholders meeting is scheduled for this Friday, May the 15th, at 10 a.m. eastern time at the North Charleston Convention Center. We hope to see many of you there.  As I said, thank you again for joining us.  I’d especially like to thank our customers, partners and of course our shareholders for your tremendous support. Thank you very much, everyone.

Operator:                                                                                                                                          This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.